Exhibit 10.5

NON-INCENTIVE STOCK OPTION AGREEMENT

Under

ENCORE CAPITAL GROUP, INC.

2013 INCENTIVE COMPENSATION PLAN

[            ] Shares of Common Stock

ENCORE CAPITAL GROUP, INC. (the “Company”), pursuant to the terms of its 2013 Incentive Compensation Plan (the “Plan”), hereby grants to [            ] (the “Optionee”) the right and option to purchase [            ] shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company (the “Option”) upon and subject to the following terms and conditions of this agreement (the “Agreement”):

1. The Option is not intended to qualify as an incentive stock option under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, or its predecessor (the “Code”).

2. [        ] is the date of grant of the Option (“Date of Grant”).

3. The purchase price of the shares of Common Stock subject to the Option shall be $[            ] per share.

4. The Option shall vest and be exercisable as follows:

(a)	One third of such shares of Common Stock shall vest and be exercisable on or after [ ];

(b)	an additional one third of such shares of Common Stock shall vest and be exercisable on or after [ ] ; and

(c)	all such shares of Common Stock shall be exercisable on or after [ ] .

Vesting shall cease upon the date of termination of the Optionee’s continuous service to the Company or an Affiliate as an employee, consultant or director (“Continuous Service”).

Notwithstanding the foregoing, in the event (i) of the termination of the Optionee’s Continuous Service as a result of the Optionee’s death or Disability, or (ii) the Optionee’s employment is terminated without Cause (as defined below) or the Optionee resigns his or her employment for Good Reason (as defined below) in connection with a Change of Control (as defined in the Plan) or within twelve (12) months after a Change of Control, the Option shall be deemed to be fully (100%) vested and exercisable as of immediately prior to the Optionee’s death or Disability or as of the Optionee’s termination of employment following a Change of Control. The consummation of a Change of Control transaction in itself shall not be deemed a termination of employment entitling the Optionee to vesting acceleration hereunder even if such event results in the Optionee being employed by a different entity.

For purposes of this Agreement, “Cause” is defined as (i) the Optionee’s failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (ii) the Optionee’s failure to substantially perform his or her duties, which failure amounts to a repeated and consistent neglect of his or her duties; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (vi) conduct materially injurious to the Company’s reputation or business; or (vii) willful misconduct.

For purposes of this Agreement, a “Good Reason” is defined as any of the following reasons: (i) a material reduction in the Optionee’s base compensation; (ii) a material reduction in the Optionee’s authority, duties or responsibilities; (iii) a material reduction in the authority, duties or responsibilities of the person to whom the Optionee reports; (iv) a material reduction in the budget over which the Optionee retains authority; or (v) a material change in the location at which the Optionee provides services for the Company (which is defined as any relocation by the Company of the Optionee’s employment to a location that is more than thirty-five (35) miles from the Optionee’s present office location and is more than thirty-five (35) miles from the Optionee’s primary residence at the time of such relocation, without the Optionee’s consent). To be eligible to receive the benefits set forth in this Section, (x) the Optionee must provide written notice of the “Good Reason” condition to the Company within ninety (90) days after the initial existence of such condition, (y) the Company must not have cured such condition within thirty (30) days of receipt of the Optionee’s written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) the Optionee resigns from employment within twelve (12) months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

For purposes of this Agreement, a change in the capacity in which the Optionee renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee’s service with the Company or an Affiliate, shall not terminate the Optionee’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or its compensation committee or any officer designated by the Board or its compensation committee, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Optionee, or as otherwise required by law.

5. The unexercised portion of any such Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(a)	[expiration date];

(b)	the termination of the Optionee’s Continuous Service, in which event the Option shall terminate as follows:

(i)	if such termination constitutes or is attributable to a breach by the Optionee of an employment or consulting agreement with the Company or any of its Affiliates, or if the Optionee is discharged or if his or her Continuous Service is terminated for Cause, then the Option shall terminate immediately upon such termination date;

(ii)	if such termination is due to the death or Disability of the Optionee, then the Option shall terminate on the one-year anniversary of the date of death or Disability of the Optionee; or

(iii)	if such termination is for any other reason including the voluntary or involuntary termination of the Optionee’s Continuous Service, then the Option shall terminate on the ninetieth (90th) day following the date of termination of Continuous Service.

(c)	the occurrence of a Change of Control; provided, however, that the Option shall be exercisable until the earlier of (A) the date described in Section 5(a) and (B) the later of (i) the first anniversary of the Change of Control and (ii) the time otherwise determined pursuant to the foregoing provisions of this Section 5.

6. The Option may be exercised, subject to the provisions of the Plan and of this Agreement, as to all or part of the shares of Common Stock covered hereby, as to which the Option shall then be exercisable, by providing a notice of exercise form in accordance with such procedures as are established by the Company and communicated to the Optionee from time to time. Such procedures may include delivering such notice of exercise electronically to, and through a website maintained by, a third party administrator. Any notice of exercise must specify how many shares the Optionee wishes to purchase and how the shares should be registered. The notice of exercise will be effective when it is received by the Company at its principal business office, or electronically by a third party administrator, accompanied by payment of the full purchase price for the shares being purchased, in a form permitted under the Agreement, and provision, acceptable to the Company, for payment of applicable withholding taxes.

7. Payment of the purchase price for the shares subject to the Option may be made by:

(a)	cash or by check payable to the Company or to a third party administrator appointed by the Company for such purposes;

(b)	delivery of unrestricted shares of Common Stock having a Fair Market Value (determined as of the date the Option is exercised, but in no event at a price per share less than the par value per share of the Common Stock delivered) equal to all or part of the purchase price and that have been held for more than six months (or other period required by the Company); provided, that, whenever the Optionee is permitted to pay the exercise price of an Option by delivering shares of Common Stock, the Optionee may, subject to procedures satisfactory to the Committee (as defined in the Plan), satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of shares from the shares acquired by the exercise of the Option;

(c)	delivery of irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the Option sufficient to pay the exercise price and/or applicable withholding pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System); provided that the Company reserves the right, in its sole discretion, to establish, decline to approve or terminate any such program or procedures, including with respect to the Optionee notwithstanding that such program or procedures may be available to others;

(d)	upon prior written approval by the Committee, an election by the Optionee to have the Company withhold from those shares of Common Stock that would otherwise be received upon exercise of the Option, a number of shares having a Fair Market Value equal to the exercise price;

(e)	any other form permitted by the Committee in its sole discretion; and/or

(f)	any combination of any of the foregoing methods.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

The Company shall cause certificates or electronic book entry for the shares so purchased to be delivered against payment of the purchase price, as soon as practicable following the Company’s receipt of the notice of exercise.

8. Neither the Optionee nor the Optionee’s beneficiary, executors or administrators or any other person shall have any of the rights of a stockholder in the Company with respect to the shares subject to the Option until the date of issuance of the shares for which the Option shall have been exercised.

9. The Option is not assignable or otherwise transferable by the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution, or as otherwise permitted under the Plan. In the event of the Optionee’s death, the Option shall thereafter be exercisable (to the extent otherwise exercisable hereunder) only by the Optionee’s beneficiary, executors or administrators subject to and in accordance with the provisions of the Plan and only upon providing satisfactory proof to the Company that such beneficiary, executors or administrators are legally authorized and entitled to exercise the Option.

10. The terms and conditions of the Option, including the number of shares and the class or series of capital stock which may be delivered upon exercise of the Option and the purchase price per share, are subject to adjustment as provided in the Plan.

11. The Optionee, by the Optionee’s acceptance hereof, represents and warrants to the Company that the Optionee’s purchase of shares of capital stock upon the exercise hereof shall be for investment and not with a view to distribution and agrees that the shares of capital stock will not be disposed of except pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), unless the Company shall have received an opinion of counsel satisfactory to the Company that such disposition is exempt from such registration under the Securities Act.

The Optionee agrees that the obligation of the Company to issue shares upon the exercise of the Option shall also be subject, as conditions precedent, to the terms of the Plan and compliance with applicable provisions of the Act, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.

The Company may endorse an appropriate legend referring to the foregoing representations and restrictions upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of the Option.

12. The Optionee agrees that the Company may deliver by e-mail all documents relating to the Plan or this Option (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). The Optionee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify the Optionee by e-mail.

13. Any notices provided for in the Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Optionee, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Optionee at the last address the Optionee provided to the Company.

14. The Option has been granted subject to the terms and conditions of the Plan, a copy of which has been provided to the Optionee and which the Optionee acknowledges having received and reviewed. Any conflict between this Agreement and the Plan shall be decided in favor of the provisions of the Plan. Any conflict between this Agreement and the terms of a written employment agreement for the Optionee that has been approved, ratified or confirmed by the Board of Directors of the Company or the Committee shall be decided in favor of the provisions of such employment agreement. Terms used but not defined in this Agreement shall have the meanings given to them in the Plan. This Agreement may not be amended in any manner adverse to the Optionee except by a written agreement executed by the Optionee and the Company.

15. Nothing herein shall confer upon the Optionee the right to continue to serve as an employee, consultant or director of the Company or any of its Affiliates.

16. The Optionee understands that all shares purchased upon exercise of the Option are subject to compliance with the Company’s Securities Trading Policy. Further, the Optionee acknowledges that he or she has received and reviewed a copy of the prospectus describing the Plan and the tax consequences of an exercise.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer duly authorized thereto as of the [    ].

ENCORE CAPITAL GROUP, INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO: